Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Financial Bancorp. 2012 Stock Plan (1,750,000 shares) of our report dated February 25, 2013, with respect to the consolidated financial statements of First Financial Bancorp. and the effectiveness of internal control over financial reporting of First Financial Bancorp. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Cincinnati, Ohio

May 13, 2013